UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Aquila, Inc.

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The attached press release, which was issued by Aquila on March 14, 2005, may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934 and the related regulations.

NEWS RELEASE

Media Contact:
Al Butkus -	(816) 467-3616
Media Relations -	(816) 467-3000
Investor Contact:
Neala Clark -	(816) 467-3562

AQUILA OUTLINES FURTHER REPOSITIONING INITIATIVES

Conference Call and Webcast Are Today at 9:00 a.m. Eastern

        KANSAS CITY, MO, March 14, 2005 –Aquila Inc. (NYSE:ILA) announced today the company’s plans to further reposition its business and enhance its ability to realize Aquila’s long-term growth opportunity as an integrated natural gas and electric utility focused on providing safe and reliable service to customers.

        “Over the last two years, we have made significant progress on Aquila’s repositioning and have successfully executed more than 30 major initiatives to stabilize the company’s financial condition and improve the financial performance of our regulated utility business,” said Richard C. Green, chairman and chief executive officer. “With these advances, Aquila now has the opportunity to accelerate its repositioning plan, which will significantly improve our credit metrics and increase investment in the years ahead to meet the needs of our customers.

        “This accelerated repositioning effort will include the selective divestiture of regulated utility assets to raise funds to further strengthen the company’s balance sheet and provide the catalyst for future investment in regulated capital projects. Aquila has the opportunity to invest in generation, transmission and electric and natural gas distribution capacity, as well as required environmental upgrades. These investments will strengthen our utility business and improve our returns and earnings. We believe the incremental investment opportunity is approximately $650 million over the next five years. By pursuing this course, our goal is to put Aquila on a clear path to achieve an average annual EBIT growth rate on post-divestiture rate base of 3 percent to 5 percent and move further toward investment grade credit metrics.”

        Green said the key elements of Aquila’s strategy are to:

Aquila Repositioning Initiatives – Page Two

o     Maintain its focus on operating an integrated, multi-state utility.

o     Consider the sale of select utility and non-core assets.

o     Significantly reduce Aquila’s debt levels and strengthen its credit profile.

o     Gain access to the capital markets on improved terms, allowing the company to more cost-effectively fund investments in its rate base to meet customer needs.

o     Continue to improve operational efficiency and lower earnings variability.

o     Actively work with regulators and legislators to address rate and fuel cost issues.

        Green said that in achieving these objectives, the company will strengthen its balance sheet and position itself for long-term growth as an integrated natural gas and electric utility with a strong commitment to customer service. Currently, Aquila operates utilities in seven states. The utilities under consideration for divestiture are Aquila’s natural gas operations in Michigan, Minnesota, and Missouri; electric operations in Colorado and Kansas; and St. Joseph Light & Power in Missouri. The other utilities Aquila operates are electric properties in Missouri (formerly Missouri Public Service) and natural gas properties in Iowa, Nebraska, Kansas and Colorado. The non-core assets considered for sale include three merchant peaking plants and Everest Connections. The company also plans a settlement of its Elwood toll contracts.

        The proceeds from the sale of select utility and non-core assets will be used to retire debt and other liabilities.

        “Aquila will continue to take a disciplined strategic approach,” Green said. “Our decision on whether to sell an asset will be based on a comparison of the value the market offers versus the value we can build by continuing to own and operate that business.”

        Green concluded: “Our repositioning plan opens the way for Aquila to make significant, prudent investments in our rate base that can fuel our future growth. In adopting this strategy, we’re encouraged by current trends. There is widespread understanding of the country’s need to invest in utility infrastructure. At the same time, financial markets regard this trend as an investment opportunity and increasingly value utilities for their relative earnings stability and growth potential.”

        The Blackstone Group served as advisor to Aquila in the repositioning plan. Evercore Partners serves as independent advisor to Aquila’s Board of Directors. Lehman Brothers and The Blackstone Group have been retained as advisors for the execution of the plan.

Aquila Repositioning Initiatives – Page Three

Conference Call, Webcast and Additional Information

        Today at 9:00 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will discuss the company’s utility growth strategy. Participants will be Chief Executive Officer Richard C. Green and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Investor Information” and then the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, online replays will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through March 21 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11025744 when prompted.

        The company filed its Form 10-K today. The report and other current and historical financial information are available at www.aquila.com in the “Investor Information” section. Aquila shareholders are advised to read the proxy statement relating to the company’s 2005 annual meeting of shareholders as it contains important information that will be filed with the Securities and Exchange Commission and is expected to be mailed commencing on March 18, 2005, to shareholders of record on March 7, 2005. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by Aquila with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Aquila’s Internet website at www.aquila.com or by writing to Investor Relations, Aquila, 20 W. Ninth Street, Kansas City, Mo. 64105. Aquila, its executive officers and directors may be deemed to be participants in the solicitation of proxies for Aquila’s 2005 annual meeting of shareholders. Information regarding these participants is contained in the proxy statement filed by Aquila with the Securities and Exchange Commission.

Aquila Repositioning Initiatives – Page Four

        Based in Kansas City, Missouri, Aquila operates electric and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At December 31, 2004, Aquila had total assets of $4.8 billion. More information is available at www.aquila.com.

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This press release contains the following forward-looking statements:

o	We anticipate significant additional capital expenditures in order to satisfy our long-term power generation and transmission needs and to comply with environmental rules and regulations. Some important factors that could cause actual results to differ materially from those anticipated include:

-	We may not receive the approvals required to participate in the planned construction of additional generating capacity.
-	Environmental rules and regulations could change such that we are not required to make anticipated capital expenditures for environmental compliance.

o	Our goal is to be on a path to achieve an average annual EBIT growth on post-divestiture rate base of 3 percent to 5 percent and move further toward investment grade metrics. Some important factors that could cause actual results to differ materially from those anticipated include:

-	Our actual allowed rate of return on our expected capital investments may be lower than our internal projections.
-	We may not achieve operational efficiencies in our businesses, and our plan to sell utility assets could result in stranded overhead costs that would reduce our EBIT.

o	We are planning to regain access to the capital markets on improved terms, allowing us to fund investments in our rate base and meet customer needs. Some important factors that could cause actual results to differ materially from those anticipated include:

-	Our strategy to improve our credit standing may not be successful.
-	We may not receive shareholder approval to issue additional shares of our common stock.
o	Our strategy includes reducing debt, strengthening our credit profile and improving operational efficiencies. Some important factors that could cause actual results to differ materially from those anticipated include:

-	We may not be able to complete the asset sales necessary to generate the proceeds to reduce debt;
-	The sale of our utility properties will weaken our credit profile if the lost earnings are not more than offset by the savings resulting from a reduction in debt with the sale proceeds;
-	Our initiatives targeted to improve operational efficiencies may fail or not produce the desired results.

o	We intend to consider the sale of certain regulated utility assets and our interests in three merchant peaking facilities and Everest Connections, as well as terminate the Elwood toll contracts. Some important factors that could cause actual results to differ materially from those anticipated include:

-	We may receive bids for assets at prices that are inadequate or insufficient for accomplishing our targeted goals.
-	Regulatory commissions may refuse to approve some or all of the contemplated divestitures.
-	The counterparty to the Elwood toll contracts may be unwilling to terminate or restructure these contracts, or we may not find a third party willing to assume this obligation upon acceptable terms.

o	We will attempt to improve operating efficiencies and lower earnings volatility.Some important factors that could cause actual results to differ materially from those anticipated include:

-	Our process improvement initiative may fail or not produce the desired results.
-	Legislative initiatives designed to lower volatility associated with weather and fuel may fail.